EXHIBIT  99.2


                              MANAGEMENT COMMENTS


The Corporation posted a 39.6% increase in net income during the fourth quarter of 2004 vs 2003. Earnings per share increased $0.08 for the three months ending December 31, 2004 to $0.29 per share.

Net interest income increased during 2004 despite a decrease in the net interest margin to 4.78% from 5.02% in 2003. This increase was the result of significant growth in commercial loans during the year. Other income declined as record levels of fee income associated with mortgage refinance activity in 2003 did not continue in 2004.